Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Form S-1 Registration Statement of our report dated March 30, 2016 (January 13, 2017 as to the effects of the reverse stock-split described in Note 14), relating to the financial statements of Inspyr Therapeutics, Inc. (fka GenSpera, Inc.), which appear in this Registration Statement and related Prospectus. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A

New York, New York

January 13, 2017